Exhibit 10.2

Page 1 of 2 SEVENTH AMENDMENT TO LICENSE AGREEMENT Agreement # LIC16118 This Seventh Amendment, is made and entered into on the 11th day of December, 2023 ("Effective Date"), by and between the UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC. (hereinafter referred to as "Licensor"), a corporation not for profit under Chapter 617 Florida Statutes, and a direct support organization of the University of South Florida pursuant to section 1004.28 Florida Statutes, and Alzamend Neuro, Inc., classified as a corporation organized and existing under the laws of Delaware (hereinafter referred to as "Licensee"). WHEREAS, on May 1, 2016, Licensor and Licensee entered in a license agreement relating to the utilization of Patent Rights ("License Agreement associated with USF Technology referenced as 09A021_Cao; WHEREAS, a Sixth Amendment to the License Agreement was made effective April 17, 2023; and WHEREAS, the parties desire to further amend the License Agreement in this Seventh Amendment to the License Agreement. NOW, THEREFORE, the parties agree as follows: Capitalized terms in this Seventh Amendment shall have the same meaning as set forth in the License Agreement, unless defined otherwise in this Seventh Amendment. All other terms and conditions of the License Agreement shall continue in full force and effect. This Seventh Amendment, together with the License Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes any prior and/or contemporaneous agreement(s), understanding(s) and/or negotiation(s). 1. Section 4.4.2 is deleted in its entirety and replaced with the following: 4.4.2 In addition to all other payments required under this License Agreement, Licensee agrees to pay Licensor milestone payments, as follows: Payment Due Date $50,000.00 Upon first dosing of patient in first Phase I Clinical Trial $500,000.00 $1,000,000.00 Upon Completion of first Phase IIb Clinical Trial Upon first patient treated in a Phase III Clinical Trial

Page 2 of 2 Sublicenses. In respect to Sublicenses granted by Licensee under 2.2.1 above, Licensee shall pay to Licensor an amount equal to what Licensee would have been required to pay to Licensor had Licensee sold the amount of Licensed Product or Licensed Process sold by such Sublicensee. In addition, if Licensee receives any fees, minimum royalties, milestone payments, or other payments arising from the Sublicense, and such payments are not earned royalties as defined in Section 4.3 above, then Licensee shall pay Licensor fifty percent (50%) of such payments within thirty (30) days of receipt thereof. Such payments shall not be allocated, off-set or otherwise reduced as a result of including rights other than those licensed hereunder in such permitted written Sublicense. Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration arising from any Sublicense under this Agreement without the express prior written permission of Licensor. IN WITNESS WHEREOF, the parties have set their hands and seals and duly executed this Sixth Amendment as of the Effective Date identified in the preamble above. $10,000,000.00 Upon First Commercial Sale UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC. ALZAMEND NEURO, INC. _______________________________________ ___________________________________ Michele Tyrpak J.D. Stephan Jackman Director, Technology Transfer Office CEO Date:___________________________________ Date:_______________________________ 12 / 11 / 2023